Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT


          Name of Subsidiary             Jurisdiction       Percentage Ownership
-----------------------------------      ------------       --------------------
    Arocon Security Corporation            Delaware               100.0%
    Electric Fuel (E.F.L.) Ltd.             Israel                100.0%
 Electric Fuel Battery Corporation         Delaware               100.0%
 Electric Fuel Transportation Corp.        Delaware               100.0%
Epsilor Electronic Industries, Ltd.         Israel                100.0%
         FAAC Incorporated                 Michigan               100.0%
   IES Interactive Training, Inc.          Delaware               100.0%
       MDT Armor Corporation                Israel                 88.0%
  MDT Protective Industries, Ltd.           Israel                 75.5%